                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of TriNet Corporate Realty Trust, Inc. on Form S-3 (File No. 333-42717), Form S-3 (File No. 333-29593), Form S-8 (File No. 333-02222), and Form S-8 (File No.
333-35149) of our reports dated June 12, 1998, on our audits of the Historical Summary of Gross Income of the Vazza Portfolio for the year ended December 31, 1997 and the Historical Summary of Gross Income of 1661 Page Mill Road for the year ended December 31, 1997, and of our report dated July 14, 1998, on our audit of the Historical Summary of Gross Income of the GSIC-Milpitas Portfolio for the year ended December 31, 1997, which reports are included in this Current Report on Form 8-K.



                                               PricewaterhouseCoopers LLP

San Francisco, California
September 4, 1998